January 12, 2022

Smead Funds Trust

2777 East Camelback Road, Suite 375

Phoenix, Arizona 85016

Re: Smead International Value Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (Registration Nos. 333-197810; 811-22985) (the “Registration Statement”) relating to the sale by you of an unlimited number of Investor Class, Class A, Class C, Class I1, Class I2, and Class Y shares (collectively, the “Shares”) of beneficial interest, par value of $0.001, of the Smead International Value Fund (the “Fund”), a series of Smead Funds Trust (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

In connection with this opinion, we have reviewed: (a) the Registration Statement (and the Prospectus of the Fund included therein) to be filed on or about January 12, 2022; (b) the Trust’s Declaration of Trust and By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have also examined and relied upon certificates of public officials as to certain matters of fact that are material to our opinion, and we have relied on a certificate of an officer of the Trust. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually servicing in such capacity, and the representations of officers of the Trust are correct as to matters of fact.

For purposes of rendering this opinion, we have assumed that: (a) Post-Effective Amendment No. 19 to the Registration Statement will be automatically effective when filed on or about January 12, 2022 and that the Registration Statement will remain effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust’s Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees relating to the authorization and issuance of Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner set forth in the Registration Statement, will be validly issued, fully paid and non-assessable by the Fund.

The opinion expressed herein is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than the conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of state securities or “blue sky” laws or any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.